Exhibit 21 – Subsidiaries of Alion Science and Technology Corporation

Alion Science and Technology Corporation wholly-owns (directly or indirectly) each of the following subsidiaries.

1.	Innovative Technology Solutions Corporation, incorporated in the State of New Mexico,

2.	Alion-IPS Corporation, incorporated in the Commonwealth of Virginia,

3.	Alion-METI Corporation, incorporated in the Commonwealth of Virginia,

4.	Alion-CATI Corporation, incorporated in the State of California,

5.	Alion-JJMA Corporation, incorporated in the State of New York,

6.	Alion International Corporation, incorporated in the State of Delaware,

7.	Alion Offshore Services, Inc., incorporated in the State of Delaware

8.	Alion India Corporation, incorporated in the State of Delaware

9.	Alion Science and Technology (Canada) Corporation, incorporated in the Province of Nova Scotia,

10.	Alion-BMH Corporation, incorporated in the Commonwealth of Virginia,

11.	Washington Consulting, Inc., incorporated in the Commonwealth of Virginia,

12.	Alion-MA&D Corporation, incorporated in the State of Colorado, and

13.	Washington Consulting Government Services, Inc., incorporated in the Commonwealth of Virginia.